Exhibit 99.1

4NET SOFTWARE, INC. ANNOUNCES INVESTMENT BY AFFILIATES OF ANCORA ADVISORS, LLC

Transaction Resulted in Change of Control of the Company

Brian Hopkins of Ancora Appointed Chairman, Chief Executive Officer and President

Westlake Village, CA, April 8, 2016-  4Net Software, Inc. (OTC: FNSI) today announced that it has entered into and closed a Securities Purchase Agreement, dated as of April 8, 2016 (the “SPA”), among the Company and Merlin Partners LP, Ancora Catalyst Fund LP, and Steven N. Bronson (collectively, the “Purchasers”), whereby the Company issued and sold to the Purchasers an aggregate of 370,440,680 shares of Common Stock for the aggregate purchase price of $5,000,000.00 (including the cancellation of all indebtedness that had been loaned to the Company by Steven N. Bronson to fund operating expenses).

Pursuant to the SPA, on April 7, 2016, the Company filed a Certificate of Amendment to its Certificate of Incorporation in order to (1) change the Company’s name from 4Net Software, Inc. to Regional Brands Inc., and (2) increase the authorized number of shares of the Company’s Common Stock from 100,000,000 shares to 750,000,000 shares.

The transactions contemplated above resulted in a change of control of the Company from Steven N. Bronson to Merlin Partners LP and Ancora Catalyst Fund LP, affiliates of Ancora Advisors, LLC. As a result of Merlin Partners LP’s and Ancora Catalyst Fund LP’s purchase of Common Stock from the Company pursuant to the SPA, Merlin Partners LP and Ancora Catalyst Fund LP collectively beneficially own 87.8% of the total issued and outstanding shares of Common Stock of the Company.

Additionally, pursuant to the terms of the SPA, Leonard Hagan resigned as a Director on the Company’s Board of Directors, and Brian Hopkins and Jeff Anderson were appointed as Directors. Additionally, Steven N. Bronson resigned as the Company’s Chairman of the Board, Chief Executive Officer and President, and Brian Hopkins was appointed as Chairman of the Board, Chief Executive Office and President. Messrs. Hopkins and Anderson are each affiliated with Ancora Advisors, LLC.

For more information, contact:

Regional Brands Inc.

c/o Ancora Advisors LLC

6060 Parkland Boulevard

Cleveland, OH 44124

(216) 825-4000

Attn: Brian Hopkins